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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Danielson Holding Corporation on Form S-8 of our report dated March 26, 2004, relating to the consolidated financial statments of Covanta Energy Corporation (Debtor in Possession) and its subsidiaries (the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Covanta Energy Corporation and various domestic subsidiaries having filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code, the Bankruptcy Court having entered an order confirming the Company's plan of reorganization which became effective after the close of business on March 10, 2004, the Company's subsequent emergence from Chapter 11, substantial doubt about the Company's ability to continue as a going concern, and the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" in 2003, SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002, and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, in
2001) appearing in and incorporated by reference in the Current Report on Form 8-K/A of Danielson Holding Corporation dated May 10, 2004. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 7, 2004